Exhibit 10.129

Execution Copy

FIFTH MODIFICATION TO GROUND LEASE

THIS FIFTH MODIFICATION TO GROUND LEASE (this “Modification”) is made as of January 1, 2006 by and between ISTAR SAN JOSE, LLC, a Delaware limited liability company (“Lessor”), EQUINIX, INC., a Delaware corporation (“Assignor”), and EQUINIX OPERATING CO., INC., a Delaware corporation (“Lessee”).

R E C I T A L S

A. Lessor and Assignor entered into that certain Ground Lease dated as of June 21, 2000 (the “Original Lease”), as amended by that certain First Modification to Ground Lease dated as of September 26, 2001, that certain Second Modification to Ground Lease dated as of March 20, 2002 (the “Second Amendment”), that certain letter agreement dated September 24, 2002 (the “Letter Agreement”), that certain Third Modification to Ground Lease dated as of September 30, 2002 (the “Third Amendment”) and that certain Fourth Modification to Ground Lease dated as of November 21, 2003 (collectively, the “Lease”), which Lease covers approximately 39.223 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

B. Concurrently with the execution of the Original Lease, Lessor and Assignee executed a Memorandum of Lease and Purchase Option, dated as of June 21, 2000 (the “Original Memorandum”), which Original Memorandum was recorded on June 21, 2000, as Document No. 15286834 in the Official Records of Santa Clara County, California (the “Official Records”). The Original Memorandum was amended and restated by that certain Amended and Restated Memorandum of Lease and Purchase Option dated as of October 1, 2001.

C. Assignor has assigned its interest in the Lease to Lessee and Lessee has requested that Lessor modify the Lease as are set forth herein.

D. Lessor is willing to agree to such changes to the Lease on the terms and conditions set forth herein.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Lessor and Lessee herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree to modify the Lease as follows:

1. ASSIGNMENT OF LEASE

The parties acknowledge that Assignee has assigned all of its interest under the Lease to Lessee and Lessee has accepted such assignment and agreed to assume all of Assignor’s rights, duties and obligations under the Lease. Assignor has executed this Modification for the sole purpose of acknowledging such assignment. In connection with the assignment of the Lease by Assignor, Assignor has executed the Guaranty of Lease in the form attached as Exhibit 1. A condition precedent to the effectiveness of this Modification shall be the due execution and delivery of such Guaranty of Lease by Assignor to Lessor.

2. MODIFICATION TO DEFINITIONS

The definition of the Expiration Date contained in Section 1 of the Lease is hereby amended and restated to read as follows:

“Expiration Date” shall be December 31, 2007. In addition all references to “Annual Base Rent” are hereby modified to refer to “Base Rent.”

The following definitions are hereby deleted:

Adjustment Date

Aggregate Permitted Square Footage

Annual Base Rent Adjustment Percentage

Applicable Initial Date

Applicable Percentage

Approved Development Plan

Arbitrator

Augmented LC Amount

Available Cash

Available Closing Date

Base Amount

Base Date

Base FAR

Beginning Index

Capital Requirement

Closing

Closing Date

Construction Costs

CPI

Demolition Notice

Discounted Present Value

Discounted Rent Value

Effective Termination Date

Ending Index

Entitlement Ratio

Entitlement Change

Fair Market Value

FAR

Initial Improvements

Initial Investment Amount

Initiation Date

LC Face Amount

LC Issuer

LC Termination Date

Lessor Exceptions

Letter of Credit

Letter of Credit Proceeds

Maximum Reversion Value

Minimum Available Cash Period

Minimum Initial Improvements

Net Proceeds

Option Purchase Price

Original LC Face Amount

Outside Initial IPO Date

Outside Secondary Offering Date

Plans

Preliminary Plan

Project Development Rider

Purchase Date

Purchase Notice

Purchase Offer

Purchaser

Purchase Option

Qualifying Buildings

Qualifying IPO

Qualifying Secondary Offering

Rating Agency Requirements

Reduction Amount

Relevant Amount

Relevant Date

Relevant Spread

Renewal Election Period

Renewal Option Term

Renewal Term

Response Notice

Reversionary Interest

Secondary Offering

Selection Date

Specific Parcel Leases

Specific Parcel Lessee

3. RENT MODIFICATION

Notwithstanding anything to the Contrary in the Lease, Section 4.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“4.1 Base Rent

During the period commencing January 1, 2006 until the Expiration Date, Lessee shall pay Lessor base rent of Forty Million and no/100 Dollars ($40,000,000) (“Base Rent”). Notwithstanding anything to the contrary in this Lease, Lessor and Lessee acknowledge and agree that the Base Rent shall be payable in accordance with the provisions of this Section 4.1 regardless of whether this Lease terminates on December 31, 2007 or at any time prior thereto and that any remaining unpaid Base Rent shall be deemed to have been earned and shall be due and payable in accordance with Section 4.1(b) below. The Base Rent shall be payable as follows:

(a) Two Million Five Hundred Thousand Dollars ($2,500,000) payable in equal quarterly installments on the first business day of each of January, April, July and October during the Term of this Lease.

(b) Upon the termination of this Lease whether on the Expiration Date or at any earlier termination date, Lessee shall deliver to Lessor a promissory note (the “Note”) duly executed by Guarantor in the form attached hereto as Exhibit 4.1 in an amount equal to the difference between the Base Rent paid under Section 4.1(a) above and Forty Million and No/100 Dollars ($40,000,000). The Note shall be payable on the first business day of each of January, April, July and October, with the first payment being due and payable on the first business day of the first to occur of January, April, July or October on or after the Termination Date, in equal quarterly installments of Two Million Five Hundred Thousand Dollars ($2,500,000) until the Note is paid in full, provided that the last payment thereof may be in such lesser amount as may pay the outstanding balance of the Note in full. The Note shall bear no interest.”

A copy of the Note referenced above is attached to this Modification as Exhibit 4.1.

4. PROVISIONS DELETED

The following Sections are hereby deleted from the Lease: 3.3, 7.1, 7.2(a), 7.2(c), 7.2(d) and 7.2(e), 7.4(a), 11, 15.7, second sentence of 17.3(c), 17.4(b), 17.5(a)(ii), 17.5(b)(ii), 17.7, 17.11, 18, 19, 20 and 21. For purposes of Section 22, the Guarantor shall provide all Financial Information required by such Section 22. The Project Development Rider is hereby deleted from the Lease.

5. ALTERATIONS AND ENCUMBRANCES

Notwithstanding anything to the contrary in the Lease, Lessee shall not make any Alterations, construct any Improvements or grant or create or permit to exist any easements, encumbrances, restrictions or liens affecting the Premises without Lessor’s prior written consent, which may be withheld in its sole discretion.

6. MODIFICATIONS TO SECTION 17

The parties acknowledge that no Improvements have ever been built on the Premises. Consequently, any reference to an obligation on the part of Lessee to rebuild the Improvements in the event of a Casualty to the Premises is hereby deleted. In the event of a Casualty to the Premises, the Restoration Work shall be limited to such work as may be required to restore the Premises to its condition prior to such Casualty to the extent reasonably and commercially feasible, but under all circumstances to the extent required to maintain the Premises in a safe condition and in accordance with applicable legal requirements.

Notwithstanding anything to the contrary in Section 17.5 of the Lease or any other provision of Section 17, any and all Awards shall be paid directly to Lessor and Lessee shall not be entitled to receive any portion thereof. In addition, notwithstanding anything to the contrary contained in the Lease, there shall be no reduction in Base Rent due to the occurrence of any Casualty or Appropriation affecting the Premises.

7. ADDITIONAL PROVISION

Notwithstanding any contrary provisions of the Lease, Lessor shall have the right during the remaining term of the Lease, without Lessee’s consent, to (a) market the Premises for sale, lease, finance or pursue any similar or related transaction desired by Lessor, (b) apply for, process or otherwise pursue any change or modification to the land-use or zoning status of the Premises, any tentative or final parcel or subdivision map relating to the Premises or pursue any other governmental approvals applicable to the Premises, and (c) in connection with any of the foregoing, terminate the Lease upon at least ten (10) days prior written notice to Lessee. The notice shall specify the date on which such early termination will occur (the “Scheduled Early Termination Date”). In the event of any termination of this Lease pursuant to the provisions of this Section or upon the termination of the Lease at the expiration of the Term, Lessee shall be relieved of any obligation to pay Additional Rent under the Lease, including, without limitation, all Impositions, insurance and other costs relating to the Premises, as of the Termination Date and any such payments of Additional Rent shall be prorated as of the Termination Date, provided that any such early termination shall not relieve the Lessee from its obligation to pay Base Rent as described in Section 4.1.

8. SURRENDER

Without limiting the terms and condition of Section 8.2 of the Lease, in the event Lessee does not deliver to Lessor the Note duly executed by Guarantor on or prior to the earlier to occur of the Expiration Date or the Scheduled Early Termination Date pursuant to the terms of the Lease, Lessee shall be deemed to be holding over subject to the terms of Section 8.3 of the Lease. Lessee shall simultaneous with the execution of this Modification deliver to Lessor a quitclaim deed duly executed by Lessee sufficient to release to Lessor all of Lessee’s rights, title and interest in the Premises, the Improvements (if any) and the Memorandum of Lease. Lessor shall hold such quitclaim deed and be entitled to record the same upon the Expiration Date or any earlier termination of this Lease.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessee hereby represents, warrants and covenants to Lessor as follows:

(a) Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

(b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Modification. This Modification constitutes the legal, valid and binding obligation of Lessee.

(c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Modification, and no approval or consent of any Person is required in connection with Lessee’s execution and performance of this Modification that has not been obtained. The execution and performance of this Modification will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

(d) Lessee is the sole owner and holder of the leasehold estate and leasehold interest created by the Lease, and Lessee has not made or agreed to make any assignment, sublease, transfer, conveyance, encumbrance, or other disposition of the Lease, Lessee’s leasehold estate or any other right, title or interest under or arising by virtue of the Lease.

(e) Lessee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally (each, a “Bankruptcy Event”).

(f) At the time of the execution of this Agreement, Lessee is generally paying its debts as they become due, and the aggregate value of Lessee’s assets at fair value exceeds the aggregate value of Lessee’s liabilities.

Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Paragraph 2 remain true and correct in all material respects at all times during the period between the date of this Modification and the expiration of the Term and any holdover period.

10. BROKERS

Lessor and Lessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Modification, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Modification as a result of the actions of the indemnifying party.

11. MISCELLANEOUS

A. In the event of any inconsistencies between the terms of this Modification and the Lease, the terms of this Modification shall prevail. This Modification shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives and successors and assigns.

B. This Modification may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

C. Except as set forth in this Modification, all terms and conditions of the Lease shall remain in full force and effect.

D. This Modification, with exhibits, is a fully-integrated agreement which, together with the Lease, contains all of the parties’ representations, warranties, agreements and understandings with respect to the subject matter hereof.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Modification as of the date first above written.

LESSOR:

iSTAR SAN JOSE, LLC, a Delaware limited liability company

By:	iStar Financial Inc., a Maryland corporation, Its: Sole Member

	By:	/s/ TIMOTHY J. O’CONNOR
	Name:	Timothy J. O’Connor
	Title:	Executive Vice President & Chief Operating Officer

LESSEE:

EQUINIX OPERATING CO, INC., a Delaware corporation

	By:	/s/ PETER VAN CAMP
	Name:	Peter Van Camp
	Title:	Chief Executive Officer

ASSIGNOR:

EQUINIX, INC., a Delaware corporation

	By:	/s/ PETER VAN CAMP
	Name:	Peter Van Camp
	Title:	Chief Executive Officer

Execution Copy

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (“Guaranty”) is made as of January 1, 2006 by EQUINIX, INC., a Delaware corporation, with an address at 301 Velocity Way, 5th Floor, Foster City, California 94404 (“Guarantor”), to iSTAR SAN JOSE, LLC, a Delaware corporation, with an address at 1114 Avenue of the Americas 27th Floor, New York, New York 10036 (“Landlord”), with reference to the following facts:

A. Landlord and Guarantor entered into that certain Ground Lease dated as of June 21, 2000 (the “Original Lease”), as amended by that certain First Modification to Ground Lease dated as of September 26, 2001, that certain Second Modification to Ground Lease dated as of March 20, 2002 (the “Second Amendment”), that certain letter agreement dated September 24, 2002 (the “Letter Agreement”), that certain Third Modification to Ground Lease dated as of September 30, 2002 (the “Third Amendment”), that certain Fourth Modification to Ground Lease dated as of November 21, 2003 (the “Fourth Amendment”), and that certain Fifth Modification to Ground Lease dated of even date herewith (the “Fifth Amendment”, collectively with the Original Lease, Second Amendment, Letter Agreement, Third Amendment and Fourth Amendment, the “Lease”), which Lease covers approximately 39.223 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

B. Guarantor in its capacity as tenant under the Lease is assigning all of its rights, duties and obligations under the Lease to Equinix Operating Co., Inc., a Delaware corporation (“Tenant”) and Tenant is accepting such assignment and assuming all of Guarantor’s rights, duties and obligations under the Lease. In the Fifth Amendment Landlord is agreeing to certain modifications to the Lease. As set forth in the Fifth Amendment, Landlord’s consent to the Fifth Amendment is conditioned upon receiving this Guaranty duly executed by Guarantor.

C. Landlord would not have agreed to Fifth Amendment but for the delivery of this Guaranty, and Landlord is not willing to execute and approve the Fifth Amendment based solely upon the credit of Tenant. Guarantor is willing to execute this Guaranty of Lease in support of Tenant’s commitments made under the Lease for the express and intended purpose of inducing Landlord to consent to the Fifth Amendment.

NOW, THEREFORE, Guarantor hereby guarantees as follows:

1. Guaranty. Guarantor does hereby absolutely and unconditionally guarantee to Landlord the prompt payment of all amounts that Tenant, or any assignee of the Lease, may at any time owe under the Lease, any extensions, renewals or modifications thereof, and further guarantees to Landlord the full, prompt and faithful performance by Tenant, or any assignee of the Lease, of each and all of the covenants, terms, and conditions of the Lease, or any extensions, modifications or renewals thereof, to be hereafter performed and kept by Tenant, or any assignee of the Lease, including, without limitation, the obligations set forth in Section 3 of the Fifth Amendment (all such obligations of Tenant under the Lease are referred to as “Tenant’s Obligations”). This is a Guaranty of payment and performance and not merely of collection. If Tenant or any assignee of the Lease fails to make any payment when due under the Lease or to perform any duties, obligations or covenants contained in the Lease to be performed by Tenant, or any assignee of the Lease, Guarantor will immediately and unconditionally pay to Landlord such amounts and perform such duties, obligations and covenants after receipt of notice and expiration of the applicable periods of grace in the Lease. Guarantor shall pay to Landlord on demand, all expenses (including, without limitation, attorneys’ fees and costs) arising out of or relating to the enforcement or protection of Landlord’s rights hereunder.

2. Independent Obligations. Guarantor’s obligations hereunder are absolute, primary, unconditional and irrevocable obligations which are independent of the obligations of Tenant, or any assignee of the Lease, and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against Tenant or any such assignee or whether or not Tenant or any such assignee be joined in any such action or actions.

3. Rights of Landlord. Guarantor authorizes Landlord, without notice or demand and without affecting its liability hereunder, from time to time to (a) extend, accelerate, or otherwise change the time for any payment provided for in the Lease, or any covenant, term or condition of the Lease, in any respect to impair or suspend the Landlord’s remedies or rights against Tenant in connection with the Lease, and to consent to any assignment, subletting or reassignment of the Lease; (b) take and hold security for any payment provided for in the Lease or for the performance of any covenant, term or condition of the Lease, or exchange, waive or release any such security; (c) apply such security and direct the order or manner of sale thereof as Landlord in its discretion may determine. Landlord may without notice assign this Guaranty, the Lease, or the rents and other sums payable thereunder. Notwithstanding any termination, renewal, extension or holding over of the Lease, this Guaranty shall continue until all of Tenant’s Obligations have been fully and completely performed by Tenant or any assignee of the Lease.

Guarantor shall not be released by any act or event which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of Landlord or its failure to proceed promptly or otherwise as against Tenant or Guarantor, or by reason of any action taken or omitted or circumstance which may or might vary the risk or affect the rights or remedies of Guarantor as against Tenant, or by reason of any further dealings between Tenant and Landlord, whether relating to the Lease or otherwise, and Guarantor hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements, waivers or any of them; it being the purpose and intent of this Guaranty that the obligations of Guarantor hereunder are absolute and unconditional under any and all circumstances.

Guarantor further agrees that to the extent Tenant or Guarantor makes any payment to Landlord in connection with Tenant’s Obligations and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Landlord or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Guaranty shall continue to be effective or shall be reinstated, as the case may he, and, to the extent of such payment or repayment by Landlord, Tenant’s Obligations or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

4. Waiver of Defenses. Guarantor hereby expressly waives and relinquishes all rights, remedies and defenses accorded by applicable law to guarantors and sureties and agrees not to take advantage of any such rights, remedies or defenses. Without limiting in any way the foregoing, Guarantor hereby expressly waives (a) any right to require Landlord to (i) proceed against Tenant or any other person or entity; (ii) proceed against or exhaust any security held from Tenant or Guarantor; (iii) pursue any other remedy in Landlord’s power which Guarantor cannot itself pursue, and which would lighten its burden; (b) all statutes of limitations as a defense to any action brought against Guarantor by Landlord to the fullest extent permitted by law; (c) any defense based upon any legal disability of Tenant, or any assignee of the Lease, or any discharge or limitation of the liability of Tenant, or any assignee of the Lease, to Landlord, whether consensual or arising by operation of law or any bankruptcy, reorganization, receivership, insolvency, or debtor-relief proceeding, or from any other cause; (d) presentment, demand, protest and notice of any kind; (e) any defense based upon or arising out of any defense which Tenant, or any assignee of the Lease, may have to the payment or performance of any part of Tenant’s Obligations; and (f) any and all of its rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Guarantor by reason of any of the following: Sections 2787 through 2855 of the California Civil Code, inclusive, it being the intent that Landlord have the full benefit of the waivers available under Section 2856 of the California Civil Code. Guarantor waives all demands upon and notices to Tenant, or any assignee of the Lease, and to Guarantor, including demands for performance, notices of non-performance, notices of nonpayment and notice of acceptance of this Guaranty.

5. Assumption of Obligations and Waivers as to Financial Condition. Guarantor’s obligations hereunder shall not be affected by any failure on the part of Landlord to inform Guarantor concerning Tenant’s financial condition or notify Guarantor of any adverse change in Tenant’s financial condition of which Landlord becomes aware. Guarantor assumes the obligation to make such inquiries with respect to such financial condition as Guarantor deems necessary or prudent in the circumstances.

6. Costs and Expenses. If Guarantor fails to perform any of its obligations under this Guaranty or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Guaranty, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Guaranty shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Guaranty and to survive and not be merged into any such judgment.

7. Notices. Notices or other communications given under this Guaranty shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested or by facsimile with a confirmation receipt (and a copy sent by a commercial overnight courier that guarantees next day delivery) or delivered personally or by a nationally recognized overnight courier service at the address set forth below:

if to o Landlord:	iStar San Jose, LLC
c/o iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Tim O’Connor and Nina Matis, Esq.
E-Mail: toconnor@istarfinancial.com and nmatis@istarfinancial.com
Telephone: 212-930-9400
Fax No.: 212-930-9494

with a copy to:	Katten Muchin Rosenman LLP
1025 Thomas Jefferson Street, N.W.
East Lobby – Suite 700
Washington, D.C. 20007
Attention: John D. Muir, Jr., Esq.
E-Mail: john.muir@kattenlaw.com
Telephone: 202-625-3839
Fax No.: 202-339-6054

if to Guarantor:	Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, CA 94404
Attn: Paul Silliman and Renee Lanam
E-mail: psilliman@equinix.com and rlanam@equinix.com
Telephone: 650-513-7085
Fax No.: 650-513-7909

with a copy to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: William G. Murray, Jr.
E-mail: wmurray@orrick.com
Telephone: 415-773-5807

Fax No.: 415-773-5759

Any such notice or other communication shall be deemed to have been rendered or given two (2) days after the date when it shall have been mailed if sent by certified mail, or upon actual receipt if sent by facsimile, or upon the date personal delivery is made, or upon actual delivery if sent by overnight courier.

8. Delay; Cumulative Remedies. No delay or failure by Landlord to exercise any right or remedy against Tenant or Guarantor will be construed an a waiver of that right or remedy. No waiver or modification of any provision of this Guaranty nor any termination of this Guaranty shall be effective unless stated in writing and signed by the party charged with such waiver or modification, and then only to the extent so stated, and no such waiver shall apply to any circumstance other than the specific instance for which it is given. In no event shall a waiver of any provision of this Guaranty be implied from any course of conduct on the part of Guarantor and/or Landlord and/or any third party. All remedies of Landlord against Tenant and Guarantor are cumulative.

9. Miscellaneous.

(a) This Guaranty shall bind Guarantor, its successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns.

(b) The invalidity or unenforceability of any one or more provisions of this Guaranty will not affect any other provision.

(c) Time is of the essence of each and every provision hereof.

(d) This Guaranty and each and every term and provision thereof shall be construed in accordance with the laws of the State of California. Guarantor consents to the exercise of personal jurisdiction by the courts of the State of California over Guarantor, and agrees that any action to enforce the provisions of this Guaranty may be brought in the Superior Court in and for the City of San Jose and County of Santa Clara.

[INTENTIONALLY BLANK – EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Guarantor has executed this instrument on the day and year first above written.

GUARANTOR:

EQUINIX, INC. a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Chief Executive Officer